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                                                                    EXHIBIT 99.1

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
                        ON FINANCIAL STATEMENT SCHEDULE

   We have audited the consolidated financial statements of Metawave Communications Corporation as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the three years in the period ended December 31, 1999 and have issued our report dated February 11, 2000, (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

   In our opinion, the consolidated financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Seattle, Washington
February 16, 2000